EXHIBIT 2

         Pursuant to Rule 13d1-f promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of the
Schedule 13D, dated December 9, 1996, and each and every amendment thereto.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: December 9, 1996



                                            /s/ Barrie Stevens Haigh
                                            Barrie Stevens Haigh



                                            /s/ Stella Haigh
                                               Stella Haigh